May 6, 2015                    PERSONAL & CONFIDENTIAL

Hermann Wimmer
Zeisigweg 8
81827 München
Germany

Subject: Confirmation of International Assignment (Executive Long Term)

Dear Hermann:

On behalf of Teradata, I am pleased to confirm your temporary assignment to Atlanta, GA, USA, in your role as Co-President of Teradata Data and Analytics, reporting to Mike Koehler. You will be seconded (on loan) from Teradata GmbH to Teradata Operations, Inc. You will remain an employee of Teradata GmbH during the assignment. This assignment will be for a period of two (2) years, projected to begin August, 1st, 2015 through July, 31st, 2017. The parties may agree at any time upon extension or shortening of the assignment. If the assignment is not extended, it is anticipated that you will return to your usual place of residence in Germany and continue your employment in Germany pursuant to your (German) Employment Contract.

This letter outlines the terms and conditions associated with the Long Term Assignment to the USA. This expatriate assignment letter does not conflict with the German Employment Contract or Amendment dated January 1, 2013 and February 26, 2015 but amends the agreements between the parties with regard to the time limited assignment to the USA.

This offer is subject to the attainment of the appropriate work permit/visa and signed acceptance of this letter.

COMPENSATION AND BENEFITS

Your current salary and bonus plan will remain per your current contract. You will be informed by Teradata GmbH on any change to the amount of the annual fixed gross salary due which will be established by the Compensation and Human Resource Committee of the Teradata Board of Directors (Committee). This will be communicated in writing.

Benefit Plans

Pension/Retirement: You are a current participant in the pension plan sponsored by Teradata GmbH (the “German Pension Plan”); this participation remains unchanged. In addition, you will continue to participate in the German pension scheme (Deutsche Rentenversicherung) upon receipt of a confirmation (certificate of coverage, DE/US 101) about applicability of the relevant German legal provisions regarding mandatory Pension insurance issued by the competent German social security authority. The employer will undertake all necessary steps required for application for such confirmation with your support. Your support of this application is key, otherwise remaining in the German pension scheme is not possible. Issuing the confirmation is in the sole discretion of the competent authorities.

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Vacation/Holiday: Vacation eligibility is based on the home country plan. Your public holidays will coincide with the local host country schedule.

Stock Purchase Plan: You may participate in the Teradata Employee Stock Purchase Plan. Contributions will be deducted from your home country pay. Income from the sale of stock that has been purchased through the ESPP is considered personal income.

Long Term Incentive: Your target long term incentive will be established by the Committee. You are eligible to receive stock option and other equity awards under the Teradata Stock Incentive Plan. Teradata’s 2012 Stock Incentive Plan will govern. Stock option or service/performance based share income is treated as company income for Tax Equalization purposes. Prior to the exercise or sale of any options/shares, advice should be sought from Global Mobility for tax purposes.

PREPARING FOR YOUR ASSIGNMENT

Work Permits/Visas: Global Mobility will coordinate with its immigration council to assist in obtaining the proper visas/work permits for you and your family members.

Pre-Assignment Trip: You will be provided with a pre-assignment trip to the host location to become familiar with the community, be given an overview of housing and schools (if applicable) and an orientation of the city showing the main areas, shopping areas, medical facilities, etc.

EXPATRIATION

Relocation Allowance: A relocation allowance equal to USD 20,000 will be paid (net of taxes) to cover any costs incurred not specifically stated in this letter.

Transportation & Accommodations: You and your accompanying dependent family members will be reimbursed for the cost of business class airfare to relocate to the host location at the beginning of your assignment. You are also eligible for temporary lodging and transportation for up to 60 days if your host housing is not available upon your arrival in the USA.

Shipment of Personal Effects: You are entitled to ship household goods and personal effects to your host location. You are authorized for a 20’ container by sea, and up to 1500 lbs. by air.

Destination Services: Settling in services are available as part of your relocation package. This program will assist you in securing utilities, etc. (i.e. electric, gas, phone, internet, water, TV). Teradata will cover the associated start-up costs. You will also have assistance in setting up a US bank account, obtaining social security numbers for you and your family and becoming familiar with the area, including a tour of local shopping spots, medical centers and details on social events.

Purchase of Property: Teradata does not support the purchase of property in the host country, because it is the intention of the program that you will return to your home country. Any losses (including exchange losses) or costs that result from the sale of your property in the host country will not be covered by Teradata.

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ON ASSIGNMENT

Host Country Housing/Utilities: The Company will provide housing support in the amount of net USD 96,000 annually to assist with the cost of housing in the USA. Teradata will pay your utilities (gas, electricity, water) on your behalf up to $9,600.

Transportation: As you are entitled to an automobile in your home country, you will be eligible for a leased auto in the USA, including insurance. The Company will enter into the lease on your behalf, not to exceed USD 1,470 per month.

Dependent Education: The Company will reimburse the cost of tuition, up to net USD 25,000 annually for your accompanying child while on assignment.

Personal Income Tax & Social Tax: You will be tax equalized (TEQ program details attached) to Germany on all Teradata employment income as well as up to 20% of the value of your GTTC in personal income for duration of your assignment. As there is a totalization agreement (social security agreement) in place between Germany and the USA, you will continue to contribute into your home country social plan (pension scheme) on the basis of a certificate of coverage (DE/US 101) Teradata will apply for on your behalf and with your support.

Home Leave: To maintain ties to your home country while on assignment, the Company will provide for reimbursement of transportation expenses for two home trips for you and your family per assignment year. If you do not use the opportunity to go to your home country, there will be no cash reimbursement in lieu.

Evacuation/International Assistance Services: The Company has engaged a service provider to assist with emergencies that occur while on assignment. If the situation is a natural disaster, military or civil disorder, or a medical emergency that cannot be supported by host country medical expertise, you should contact the local office of International SOS and provide them with the Teradata Corporation Service Access Number (11BMMS000183).

REPATRIATION

Relocation Allowance: A relocation allowance equal to USD 10,000 will be paid (net of taxes).

Transportation & Accommodations: You and your accompanying dependent family members will be reimbursed for the cost of business class airfare to return to your home country at the end of your assignment.

Shipment of Personal Effects: You are entitled to ship household goods and personal effects to your home country at the end of your assignment. You are authorized for a 20’ container by sea, and up to 1500 lbs. by air.

OTHER

Termination/Resignation: In the event you are terminated with just cause, only transportation to home country, shipment of personal effects and transition relocation expenses will be provided. The relocation allowance as well as all other aspects of relocation would become your responsibility. In the event you elect to leave the Company (voluntary termination), unless required by law, no repatriation benefits will apply. If

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you prematurely terminate this assignment within the first 12 months, Teradata reserves the right to recover from you 1/12th of any and all expatriation and on assignment costs paid for each month you fall short on one year’s service in the host location. By signing this letter, you agree that any payments otherwise owed to you can be offset by Teradata to recover these obligations.

Code of Business Conduct & Ethics: You and your family members should understand that you can be, and often are, highly visible representatives of the Company in the host location. As such, you will need to be familiar with and adhere to Company policies and applicable home and host country work laws. Failure to comply can subject you and the Company to legal penalties and also result in early repatriation. It is imperative that you and your family members follow both the letter and the spirit of the law, not only to protect yourselves from criminal or civil penalties, but also to maintain and advance the Company’s image as a reputable corporate citizen in the countries in which we operate. You may also refer to the Teradata Code of Conduct for further reference.

Data Protection Act: To manage your assignment effectively we may need to process personal data relating to you for the purpose of personnel and employment administration By signing the assignment letter, you consent under the Data Protection Act, to the processing of this personal data. This is likely to include the provision that, from time to time, such data be transferred to the other offices within the global firm, including those based in countries outside the EU.

Confidentiality Requirement & Other: This letter contains the total compensation and benefits to which you are entitled and no local benefits other than those set out in this letter are to be provided. Teradata reserves the right to terminate this assignment at its discretion and to reassign you elsewhere during the term of this assignment taking your interests into regard in a reasonable way. By signing this letter, you agree to keep this Agreement confidential and not to disclose its content to anyone except your lawyer, your immediate family, or your financial consultant, provided such persons agree in advance to keep the contents of this Agreement confidential and not to disclose it to others.

This contract will be forfeited and will not be continued if you fail to keep this Agreement confidential as provided in the preceding line.

Your employment remains subject to German law also during the assignment period, unless provisions of another law are applicable mandatorily.

Please acknowledge your acceptance of this offer by signing the original copy in the space provided below. Please return the fully executed copy to Jennifer Henry. We look forward to your favorable reply.

I hereby agree to and accept the foregoing terms and conditions.

_________________________________        __________________________
Hermann Wimmer                        Date
Co-President, Teradata Data & Analytics
Teradata GmbH

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_________________________________        __________________________
Caroline Schmidt                            Date
Managing Director
Teradata GmbH

_________________________________        __________________________
Laura Nyquist                            Date
Secretary
Teradata Operations, Inc.

cc: Ernst & Young LLP
AIReS
Maggio+Kattarx

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